Lock-Up Agreement
February 8, 2023

Needham & Company, LLC
William Blair & Company, L.L.C.

As representatives of the several underwriters
listed in Schedule C-2 to the
Underwriting Agreement referred to below

c/o Needham & Company, LLC
250 Park Avenue
New York, New York 10177

c/o William Blair & Company, L.L.C.
150 Riverside Plaza
Chicago, Illinois 60606

Re: NAPCO Security Technologies, Inc. - Restriction on Stock Sales

This letter agreement is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by NAPCO Security Technologies, Inc., a Delaware corporation (the “Company”), certain selling stockholders (the “Selling Stockholders”) listed in Schedule C-1 to the Underwriting Agreement and Needham & Company, LLC and William Blair & Company, L.L.C., as representatives (the “Representatives”) of the several underwriters listed in Schedule C-2 to the Underwriting Agreement (the “Underwriters”). Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriters intend to effect a public offering (the “Offering”) of shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, as described in and contemplated by the registration statement of the Company on Form S-3, File No. 333-267376 (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “SEC”) on September 12, 2022. Terms used herein, but not defined, shall have the meaning ascribed to them in the Underwriting Agreement.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not, and will not publicly disclose an intention to, without the prior written consent of the Representatives for a period commencing on the date hereof and ending 180 days after the date of the Underwriting Agreement, inclusive of such final day (the “Lock-Up Period”): (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any shares of Common Stock (the “Company Securities”), or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively with the Company Securities, the “Lock-Up Securities”), pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register under the Act the undersigned’s Disposition of any of the Lock-Up Securities held by the undersigned, (3) otherwise participate as a selling securityholder in any manner in any registration of Lock-Up Securities effected by the Company under the Act, except with respect to the Lock-Up Securities registered under the Registration Statement in connection with the Offering or (4) engage in any hedging, collar (whether or not for any consideration), swap or other agreement or transaction that is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Securities, even if such Lock-Up Securities would be disposed of by someone other than such holder or transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction (or instrument provided for thereunder) is to be settled by delivery of Lock-Up Securities, in cash or otherwise (for greater clarity, the transactions, agreements or instruments contemplated by this clause (4) include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Securities).

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, the Underwriters have agreed that the foregoing restrictions shall not apply to:

(1)
any Disposition or transfer of Lock-Up Securities to a family member, trust, or entity in which more than fifty percent of the voting interests are owned by the undersigned or the undersigned’s immediate family members (as defined in FINRA Rule 5130(i)(5));

(2)	any bona fide gift;

(3)	any Disposition or transfer of Lock-Up Securities by will, intestate succession;

(4)	by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;

(5)	any transfer of Lock-Up Securities solely to cover applicable withholding taxes due upon the vesting of stock-based awards under the Company’s equity compensation plans;

(6)
the conversion or exchange of convertible or exchangeable Lock-Up Securities outstanding as of the date of this letter agreement so long as the underlying Company Securities remain subject to this letter agreement;

(7)	the forfeiture or surrender to the Company of Lock-Up Securities for failure to achieve vesting requirements associated with such Lock-Up Securities;

(8)
Dispositions or forfeiture of Lock-Up Securities of the undersigned or the retention of Lock-Up Securities by the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock units or performance shares or the settlement of deferred stock units of the Company;

(9)
the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of Lock-Up Securities; provided that (1) such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period and (2) to the extent a public disclosure or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment, amendment or modification of such 10b5-1 Plan, such disclosure or filing shall include a statement to the effect that no transfer of Common Stock may be made under such 10b5-1 Plan during the Lock-Up Period;

(10)	the Disposition or transfer of Lock-Up Securities pursuant to a 10b5-1 Plan in effect as of the date hereof and that has not been amended following the date hereof;

(11)
any Disposition or transfer of Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company, made to all holders of the Company Securities involving a Change of Control (as defined below) (including any support or voting agreement entered into in connection therewith), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities of the undersigned shall remain subject to the restrictions contained in this letter agreement;

(12)
with the prior written consent of the Company, the Disposition or transfer of up to an aggregate of 50,000 shares of Common Stock by the undersigned collectively with all other persons who are parties to similar such letter agreements with the Representatives; or

(13)	any Disposition or transfer of Lock-Up Securities registered under the Registration Statement pursuant to and in connection with the Offering;

provided that in the case of the immediately preceding clauses (1), (2), or (3), such transfer or other Disposition shall not involve a Disposition for value; provided further that in the case of any transfer, gift or other Disposition pursuant to the immediately preceding clauses (1), (2), (3) or (4), the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of this letter agreement for the remainder of the Lock-Up Period prior to such transfer; provided further that in the case of any transfer, gift or other Disposition pursuant to the immediately preceding clauses (1) or (2), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any other filings, in each case, made after the expiration of the Lock-Up Period);  provided further that in the case of the immediately preceding clauses (3), (4), (5), (6), (7), (8), (10) or (12) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a), 13(d) or 13(g) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer and the Lock-Up Securities are subject to a lock-up agreement with the Underwriters. For purposes of clause (11) above, “Change of Control” shall mean any bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which would be that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company.

Furthermore, the undersigned may, during the Lock-Up Period, sell shares of Common Stock purchased by the undersigned on the open market following the closing of the Offering if and only if (i) such sales are not required to be reported in any public report or filing under the Exchange Act and (ii) the undersigned does not otherwise voluntarily effect any public report or filing regarding such sales.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Offering, the Underwriters are not making a recommendation to you to participate in the Offering or sell any Shares at the price determined in the Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

This letter agreement shall automatically terminate upon the earlier of (i) February 28, 2023 and (ii) the date that the Company or the Selling Stockholders provide written notice to the Representatives that the Company or the Selling Stockholders have determined not to proceed with the proposed Offering and is terminating this letter agreement on behalf of all of the Company’s holders of Lock-Up Securities subject to this letter agreement; provided that the Company, the Selling Stockholders and the Representatives shall not have executed the Underwriting Agreement on or prior to such date. It is understood that, if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the obligations under this letter agreement shall automatically terminate.
In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of this letter agreement. The undersigned represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York.
This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Page Follows]

Very truly yours,
/s/ Richard L. Soloway

Name:	Richard Soloway
Title: